UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 26, 2005

Prentiss Properties Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14516	75-2661588
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3890 West Northwest Hwy, Suite 400, Dallas, Texas		75220
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-654-0886

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.06 Material Impairments.

On August 26, 2005, pursuant to the action of the Company's Board, as reflected in Item 8.01 below, Prentiss Properties Trust determined that a non-cash impairment charge will be recognized during the third quarter 2005 for certain of the assets anticipated to be sold before or after September 30, 2005.

Among the assets anticipated to be sold after September 30, 2005 are 5 office properties comprising approximately 322,000 square feet for which a non-cash impairment charge estimated to be $7.3 million will be recognized in the third quarter 2005 because the fair value of the assets (less estimated selling costs) is lower than their current carrying value. The difference between the fair value and the carrying value of these assets arises, in part, because management has reduced the holding period of these assets for accounting purposes in light of the probable sale after September 30, 2005.

The impairment charge, estimated to be $7.3, will reduce net income in the third quarter 2005 and will be incurred in accordance with SFAS No. 144, which addresses the accounting for the "Impairment or Disposal of Long-Lived Assets." If the asset sale is not completed at our estimated price level, a further impairment charge could be required.

There is no assurance that these assets will in fact be sold for their recently reduced carrying value. If the assets are sold for less than their current carrying value, as recently reduced, Prentiss Properties Trust will incur a loss for accounting purposes equal to the difference between the sale price and the reduced carrying value. If the assets are in fact sold for more than their carrying value, Prentiss Properties Trust will incur a gain for accounting purposes equal to the difference between the sale price and the reduced carrying value.

Item 8.01 Other Events.

At the direction of the board of trustees (the "Board") of Prentiss Properties Trust (the "Company"), during the first quarter of 2005, the Company initiated an analysis of its business strategy with respect to its commercial office real estate holdings in Chicago, Illinois and suburban Detroit, Michigan (the "Midwest Region"). The Company’s Chicago portfolio consists of 16 office properties containing approximately 2.4 million square feet and 4 industrial properties containing approximately 681,934 square feet. The Company has one office property in Detroit, Michigan containing approximately 240,887 square feet. As part of the Company’s analysis, Holliday Fenoglio Fowler, L.P. was retained as broker and has been marketing the Company’s Chicago and Detroit properties for sale. The Company has received purchase offers for all of the properties. After evaluating these offers, the Board has unanimously approved the Company’s sale of its properties in the Midwest Region. In connection with the Board’s actions:

(1) The Company’s operating partnership entered into a contract to sell 123 North Wacker Drive, Chicago, Illinois. The property, which was completed in 1988, contains approximately 540,676 rentable square feet. The Company anticipates closing the sale of this property in the third quarter of 2005;

(2) Prentiss Properties Real Estate Fund I, L.P., a limited partnership wholly owned by the Company and the Company’s operating partnership, entered into a contract to sell One Northwestern Plaza, Southfield, Michigan. The property, which was completed in 1989, contains approximately 240,887 rentable square feet. The Company anticipates closing the sale of this property in the fourth quarter of 2005;

(3) Prentiss Properties Real Estate Fund I, L.P., a limited partnership wholly owned by the Company and the Company’s operating partnership entered into a contract to sell 16801 South Exchange Avenue, Lansing, Illinois, 155 Alexandra, Carol Stream, Illinois, 242-252 Beinoris Drive Wood Dale, Illinois, and 255-257 Beinoris Drive Wood Dale, Illinois. The four industrial properties were completed in 1987 and 1988 and contain approximately 681,934 rentable square feet. The Company anticipates closing the sale of these properties in the third quarter of 2005; and

(4) POI Lakeside Point Trust, a real estate investment trust wholly owned by Prentiss Office Investors, L.P., a limited partnership between our operating partnership and Stichting Pensioenfonds ABP entered into a contract to sell Lakeside Point I & II, Waukegan, Illinois. The properties, which were completed in 1990 and 1998, contain approximately 197,976 rentable square feet. The Company anticipates closing the sale of these properties in the fourth quarter of 2005.

These contracts are subject to customary closing conditions including customary due diligence periods. There can be no assurance that the proposed sale of all or any of the above properties will be completed or that they will be completed at the price contracted for. We intend to use the proceeds from these dispositions to reduce debt, acquire new properties and fund development activity.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prentiss Properties Trust

August 31, 2005	By:	Thomas F. August

Name: Thomas F. August
Title: President and CEO

Prentiss Properties Trust

August 31, 2005	By:	Gregory S. Imhoff

Name: Gregory S. Imhoff
Title: Senior Vice President, Chief Administrative Officer, Legal Counsel and Secretary

Prentiss Properties Trust

August 31, 2005	By:	Scott W. Fordham

Name: Scott W. Fordham
Title: Senior Vice President and Chief Accounting Officer